Exhibit 99.E

OPTICON SYSTEMS, INC.
2009 EMPLOYEES AND CONSULTANTS STOCK COMPENSATION PLAN
OCTOBER 2, 2009

1. Purposes of the Plan. The purposes of this Stock Compensation Plan are:

             • to attract and retain the best available personnel for positions of substantial responsibility,
             • to provide additional incentive to Employees and Consultants, including board members, and providing services to the Company and/or any of its subsidiaries.
             • to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

                (a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

                (b) “Applicable Laws” means the requirements relating to the administration of the stock compensation plan under U.S. state corporate laws, U.S. Federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the  applicable laws of any foreign country or jurisdiction where shares are, or will be, granted under the Plan.

                (c) “Board” means the Board of Directors of the Company.

                (d) “Code” means the Internal Revenue Code of 1986, as amended.

                (e) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

                (f) “Common Stock” means the Common Stock of the Company.

                (g) “Company” means Opticon Systems Inc.

                (h) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiaries to render services to such entity.

                (i) “Director” means a member of the Board.

                (j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

                (k) “Employee” means any individual, including Officers, employed by the Company or any Parent or Subsidiaries of the Company. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual (i) is on any bona fide leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiaries, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

                (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                (m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                     (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such  stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                     (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                     (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

                (n) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual grant. The Notice of Grant is part of the Common Stock Agreement.

                (o) “Officer” means a person who is an officer of the Company within the meaning of Nasdaq guidelines, including all employees with the corporate rank of vice-president or higher, and employees with lesser rank but comparable authority.

                (p) “Common Stock Agreement” means an agreement between the Company and a Grantee evidencing the terms and conditions of an individual Common Stock grant. The Stock Grant agreement is subject to the terms and conditions of the Plan.

                (q) “Grantee” means the holder of an outstanding Common Stock granted under the Plan.

                (r) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

                (s) “Plan” means this 2009 Employees and Consultants Stock Compensation Plan.

                (t) “Service Provider” means an Employee, Consultant or Director.

                (u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

                (v) “Subsidiaries” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

           3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares, which may be available for grants under the Plan, is five million (5,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

           4. Administration of the Plan.

                (a) Administration. The Plan shall be administered by (i) the Board or (ii) a Committee, which Committee shall be constituted to satisfy Applicable Laws.

                (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                     (i) to determine the Fair Market Value of the Common Stock;
                     (ii) to select the Service Providers to whom Common Stock may be granted hereunder;
                     (iii) to determine whether and to what extent Common Stock are granted hereunder;
                     (iv) to approve forms of agreement for use under the Plan;
                     (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the time or times when Common Stock are granted (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
                     (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;
                     (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
                     (ix) to modify or amend each grant (subject to Section 14(b) of the Plan);

                     (x) to authorize any person to execute on behalf of the Company any instrument required to effect the Common Stock grant previously granted by the Administrator;
                     (xi) to determine the terms and restrictions applicable to the grant;
                     (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

                (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Options.

                (d) Note: Opticon Systems, Inc. is required to withhold any federal and state income taxes and employee participant’s social security and medicare contributions from compensation. Normally there is no requirement to withhold federal or income taxes or social security and medicare contributions from independent contractors, including board members. The Company is to provide the employee-participant with the number of shares an employee-participant is eligible to purchase on any compensation payment date. The employee shall be solely responsible for payment of applicable federal and state taxes computed on income and social security and medicare contributions. The Company is to provide the employee-participant with a computation of federal and state taxes, and social security and medicare contributions on all shares eligible to purchase by the employee-participant on any compensation date.  It is the employee-participant’s responsibility to reimburse the Company for any federal and state tax withholding no later than the due date for the payment of withholding taxes by the Company. Any gain or loss on the sale of the common stock, as compared to the tax basis, will be short or long term capital gain, as appropriate. The employee’s tax basis for the common stock will be the greater of the market value of the shares on the date of issue or the value pursuant to the Employment Agreement

5. Eligibility. Stock Grants may be granted to Service Providers, Officers and employees.

           6. Limitation. Neither the Plan nor any Stock grant shall confer upon an Grantee any right with respect to continuing the Grantee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such       relationship at any time, with or without cause.

           7. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for ten (10) years, unless sooner terminated under Section 14 of the Plan.

           8. Term of Option. The term of each Common Stock grant shall be stated in the Grant Agreement.

           9. Stock Grant Price and Consideration.

                (a) The stock grant price shall be determined by the Administrator is his sole discretion based on the average bid-ask price on the date of grant.

                (b) Form of Consideration. The Administrator shall determine that adequate consideration in the form of services have or is being provided to the Company.

           10. Assignability. A Common Stock Grant may not be assigned without the approval of the administrator.

           11. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

                (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which have yet been granted, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Plan.

                (b) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Stock Grants shall be assumed by the successor corporation or a Parent or Subsidiaries of the successor corporation.

           12. Date of Grant. The date of grant of Common Stock shall be, for all purposes, the date on which the Administrator makes the determination of such grant, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the date of such grant.

           13. Amendment and Termination of the Plan.

                (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

                (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the       Grantee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to grants under the Plan prior to the date of such termination.

           14. Conditions Upon Issuance of Shares.  Legal Compliance. Shares shall not be issued unless the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

           15. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of      any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

           16. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

            17.  Notice of Grant of Stock Options and Option Agreement

Company:	Opticon Systems Inc.
449 Central Avenue, Suite 105
St. Petersburg, Florida 33701

Grantee:	Name:
Address:

By your signature and the Company’s signature below, you and the Company agree that these Common Stock shares were granted under and governed by the terms and conditions of the Company’s 2009 Employees and Consultants Stock Compensation Plan and the Common Stock Agreement, all of which are attached and made a part of this document.

Opticon Systems Inc.	[Grantee]

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